CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the president and the secretary, respectively, of Pacific Coast National Bancorp, a California corporation.

2.	Article III of the Articles of Incorporation of this corporation is amended to read as follows:

ARTICLE III

Capital

This corporation has the authority to issue an aggregate of 10,000,000 shares of common stock, having a par value of $0.01 per share, and an aggregate of 1,000,000 shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).  The Preferred Stock may be issued from time to time in one or more series.  The board of directors of this corporation is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.”

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the corporation is 2,544,850.  The number of shares of voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  ____January 15, 2009________

/s/ Michael  S. Hahn
Michael S. Hahn, President and Chief Executive Officer

/s/ Thomas J. Applegate
Thomas J. Applegate, Secretary and Director